Exhibit 99.1

Moelis & Company reduces ownership interest in Moelis Australia Limited

New York, September 3, 2019: Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced that the Firm will sell 8.0 million Moelis Australia Limited (ASX: MOE) shares to MOE via a selective buyback at a price of $3.40 (AUD) per share. This selective buyback is subject to MOE Shareholder approval, and an independent expert providing an opinion that the buyback is fair and reasonable to all MOE shareholders (other than Moelis), at an EGM to be held in Australia in the coming months.

In conjunction with the selective buyback, on September 2, 2019, Moelis sold 10.5 million MOE shares at $3.40 (AUD) per share to public market investors and 2.0 million MOE shares, at the same price, to the Moelis Australia Employee Share Trust, which holds MOE shares for the benefit of MOE employees (collectively, the “Share Sale”).

Following implementation of the selective buyback, Moelis’ share ownership in Moelis Australia will be 19.98%. There will be no change to the Moelis Australia board composition and the strategic alliance in Corporate Advisory services between Moelis and Moelis Australia remains unchanged.

The buyback and sale price of $3.40 (AUD) per MOE share represents a 6.6% discount to the 30–day volume weighted average price for MOE shares up to and including September 2, 2019. The Share Sale and selective buyback transactions are expected to close in the third and fourth quarters of 2019, respectively.

Moelis Australia staff will continue to have a significant interest in MOE, holding over 52 million MOE shares, representing approximately 35.5% of issued capital, post implementation of the selective buyback.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: 1 347 583 9705

andrea.hurst@moelis.com

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com